As filed with the U.S. Securities and Exchange Commission on December 4, 2024

Registration No. 333-[             ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pop Culture Group Co., Ltd

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Room 1207-08, No. 2488 Huandao East Road

Huli District, Xiamen City, Fujian Province

The People’s Republic of China

+ 86-0592-5968169

(Address and telephone number of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

800-221-0102

(Name, address, and telephone number of agent for service)

With a Copy to:

Ying Li, Esq.

Guillaume de Sampigny, Esq.

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

212-530-2206

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 4, 2024

Pop Culture Group Co., Ltd

10,000,000 Class A Ordinary Shares Offered by Selling Shareholders

This prospectus covers the resale by certain selling shareholders described herein (collectively, the “Selling Shareholders”) of up to an aggregate of 10,000,000 Class A ordinary shares, par value $0.01 per share (the “Class A Ordinary Shares”). The Selling Shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their Class A Ordinary Shares on any stock exchange, market, or trading facility on which the Class A Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We will not receive any of the proceeds from the sale or other disposition of the Class A Ordinary Shares by the Selling Shareholders, but we will bear all costs, fees, and expenses in connection with the registration of the Class A Ordinary Shares offered by the Selling Shareholders. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the Class A Ordinary Shares offered for resale through this prospectus. For information regarding the Selling Shareholders and the times and manner in which they may offer or sell the Class A Ordinary Shares, see “Selling Shareholders” and “Plan of Distribution.”

Unless otherwise stated, as used in this prospectus, the terms “we,” “us,” “our,” “Pop Culture Group,” “our Company,” and the “Company” refer to Pop Culture Group Co., Ltd, an exempted company limited by shares incorporated under the laws of the Cayman Islands; “Pop Culture Global” refers to Pop Culture Global Operations Inc., a general stock corporation incorporated in California and wholly owned subsidiary of Pop Culture Group; “Pop Culture HK” refers to Pop Culture (HK) Holding Limited, a Hong Kong limited company and wholly owned subsidiary of Pop Culture Group; “CPHF” refers to CPHF Holding Limited, a Hong Kong limited company and wholly owned subsidiary of Pop Culture Group; “Heliheng” refers to Heliheng Culture Co., Ltd., a limited liability company organized under PRC laws and regulations, which company is wholly owned by Pop Culture HK; “PRC subsidiaries” refers to Heliheng and Fujian Hualiu Culture & Sports Industry Development Co., Ltd. (“Fujian Hualiu”), a limited liability company organized under PRC laws and regulations, both of which are subsidiaries of Pop Culture HK; and the “PRC operating entities” refer to Xiamen Pop Culture Co., Ltd., a limited liability company organized under PRC laws and regulations (“Xiamen Pop Culture” or the “VIE”) and its subsidiaries.

Our authorized share capital is $760,000 divided into 64,400,000 Class A Ordinary Shares, 10,600,000 Class B ordinary shares of par value US$0.01 each (“Class B Ordinary Shares”), and 1,000,000 Class C ordinary shares of par value US$0.01 each (“Class C Ordinary Shares”). Holders of Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 100 votes per one Class B Ordinary Share. Holders of Class C Ordinary Shares do not have the right to vote. Class A Ordinary Shares and Class C Ordinary Shares are not convertible. Class B Ordinary Shares are convertible, at the option of the holder thereof, into Class A Ordinary Shares on a one-to-one basis. The terms of the Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares are the same, except as described above with respect to voting and conversion rights.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market, or “Nasdaq,” under the symbol “CPOP.” On December 3, 2024, the last reported sale price of our Class A Ordinary Shares on Nasdaq was $1.14 per share.

We are a “foreign private issuer” and we are currently an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. Subject to any other conditions as prescribed in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we will no longer be an “emerging growth company,” as defined in the JOBS Act, from the last day of the fiscal year ending June 30, 2026.

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with limited operations of our own, we conduct most of our operations through the VIE and its subsidiaries in the PRC. For accounting purposes, we control and receive the economic benefits of the business operations of the VIE and its subsidiaries through certain contractual arrangements (the “VIE Agreements”), which enables us to consolidate the financial results of the VIE and its subsidiaries in our consolidated financial statements under generally accepted accounting principles in the United States (“U.S. GAAP”). This structure involves unique risks to investors. We have evaluated the guidance in Financial Accounting Standards Board Accounting Standards Codification 810 and determined that we are regarded as the primary beneficiary of the VIE for accounting purposes. The securities offered in this offering are securities of Pop Culture Group, the offshore holding company in the Cayman Islands, instead of securities of the VIE or its subsidiaries in the PRC. The VIE structure provides contractual exposure to foreign investment in China-based companies where PRC laws and regulations prohibit direct foreign investment in the operating companies. For a description of the VIE Agreements, see “Prospectus Summary—Our Corporate Structure—The VIE Agreements.” As a result of our use of the VIE structure, you may never hold equity interests in the VIE or its subsidiaries.

Because we do not directly hold equity interests in the VIE or its subsidiaries, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to regulatory review of overseas listing of companies in the PRC through special purpose vehicles and the validity and enforcement of the VIE Agreements. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in the VIE’s operations, and the value of all the securities we are registering for sale may depreciate significantly or become worthless. The VIE Agreements have not been tested in a court of law in the PRC as of the date of this prospectus. See “Item 3. Key Information—D. Risk Factors––Risks Relating to Our Corporate Structure––If the PRC government determines that the VIE Agreements do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” of our most recent annual report on Form 20-F (“2024 Annual Report”).

Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. If there is a significant change to current political arrangements between mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, our Hong Kong subsidiaries, Pop Culture HK and CPHF, may become subject to PRC laws or authorities. As a result, our Hong Kong subsidiaries could incur material costs to ensure compliance, be subject to fines, experience devaluation of securities or delisting, no longer conduct offerings to foreign investors, and no longer be permitted to continue its current business operations.

We are subject to certain legal and operational risks associated with having the majority of our operations in China, which could significantly limit or completely hinder our ability to offer securities to investors and cause the value of our securities to significantly decline or be worthless. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—Any actions by the Chinese government, including any decision to intervene or influence the operations of the PRC operating entities or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC operating entities, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless” in the 2024 Annual Report. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in the PRC with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the need to strengthen the supervision over overseas listings by Chinese companies. On December 28, 2021, the Cyberspace Administration of China, together with 12 other governmental departments of the PRC, jointly promulgated the Measures for Cybersecurity Review (2021 version) (the “Cybersecurity Review Measures”), which became effective on February 15, 2022. The Cybersecurity Review Measures requires that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the Cyberspace Administration of China, or the “CAC,” if it intends to be listed in foreign countries. In addition, if a critical information infrastructure operator (“CIIO”) purchases Internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. In addition, on March 22, 2024, the CAC issued the Provisions on Promoting and Standardizing Cross-Border Data Flows, which set forth the circumstances exempted from performing the security assessment or filing procedures for cross-border data transfer and further clarify the thresholds and scenarios for data processors to go through these procedures as stipulated under the aforementioned measures. As of the date of this prospectus, we, our subsidiaries, and the PRC operating entities have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. As confirmed by our PRC counsel, AllBright Law Offices (Xiamen) (“AllBright”), as of the date of this prospectus, we are not subject to cybersecurity review with the CAC, under the Cybersecurity Review Measures, or national security review under the Security Administration, as illustrated below, or any other security assessment or filing procedures for cross-border data transfer, since (i) as companies that host entertainment events, operate hip-hop related online programs, and provide event planning and execution services and brand promotion services to corporate clients, we and the PRC operating entities are unlikely to be classified as CIIOs by the PRC regulatory agencies; (ii) we and the PRC operating entities currently possess personal information of a relatively small number of users in their business operations, significantly less than the one million user threshold set for a data processing operator applying for listing on a foreign exchange that may be required to pass such cybersecurity review, and they do not anticipate that they will be collecting over one million users’ personal information in the foreseeable future; (iii) we and the PRC operating entities do not conduct cross-border transfer of any sensitive personal information or more than one hundred thousand user’s personal information during our business operations, and (iv) we and the PRC operating entities are in the hip-hop industry, data processed in their business is unlikely to have a bearing on national security and therefore is unlikely to be classified as core or important data by the authorities. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Security Administration will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Security Administration. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—Recent greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering” in the 2024 Annual Report.

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which came into effect on March 31, 2023. We will be required to file with the CSRC within three working days after the completion of this offering. As of the date of this prospectus, we have not completed the filing procedures in respect of this offering. According to the Trial Measures, those Chinese companies failing to complete filing procedures may receive a warning from the CSRC and be required to rectify the situation, accompanied by a fine ranging from RMB1 million to RMB10 million. The person in charge may receive a warning and be imposed by a fine between RMB500 thousand and RMB5 million. If the controlling shareholder or actual controller of such companies orchestrates or instructs the commission of non-compliance with filing procedures, they will be fined between RMB1 million and RMB10 million. If a securities company or securities service provider fails to perform its duty to urge companies to comply with filing procedures as required by the Trial Measures, it may be warned and face a fine ranging from RMB500 thousand to RMB5 million. The responsible managers and other directly liable personnel may receive a warning and be fined between RMB200 thousand and RMB2 million. As of the date of this prospectus, we have not completed the filing procedures for the Acquisition of Yi Caishen (as defined below) and the August 2024 PIPE (as defined below) nor received any related warnings or fines. Other than the foregoing, as of the date of this prospectus, according to AllBright, our PRC legal counsel, no relevant PRC laws or regulations in effect require that we obtain permission from any PRC authorities to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to our offerings from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate additional laws, regulations, or implementing rules that require us, our subsidiaries, the VIE, and/or the VIE’s subsidiaries to obtain regulatory approval from Chinese authorities for our continued listing in the U.S. If we do not receive or maintain such approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting a subsequent offering, and these risks could result in a material adverse change in our operations and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

According to the Notice on the Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies from the CSRC, or the CSRC Notice, domestic companies that have already been listed overseas before the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) shall be deemed as existing issuers (the “Existing Issuers”). Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC for any subsequent offerings.

On February 24, 2023, the CSRC, together with Ministry of Finance of the PRC (the “MOF”), National Administration of State Secrets Protection, and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing (the “Revised Provisions”), which were issued by the CSRC, National Administration of State Secrets Protection, and National Archives Administration of China in 2009, or the Provisions. The Revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies” and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the Revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The Revised Provisions require that, including, but not limited to, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations.

On or after March 31, 2023, any failure or perceived failure by the Company, its PRC Subsidiary, or the VIE to comply with the above confidentiality and archives administration requirements under the Revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime. See “Item 4. Information on The Company—B. Business Overview—Regulations—Regulations Related to Mergers and Acquisitions and Overseas Listings” of the 2024 Annual Report. The Opinions, the Trial Measures, the Revised Provisions, and any related implementing rules to be enacted may subject us to compliance requirement in the future. Given the current regulatory environment in the PRC, we are still subject to the uncertainty of different interpretation and enforcement of the rules and regulations in the PRC adverse to us. Notwithstanding the foregoing, as of the date of this prospectus, we are not aware of any PRC laws or regulations in effect requiring that we obtain permission from any PRC authorities to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other Chinese authorities that have jurisdiction over our operations. If we inadvertently conclude that we are not required to obtain any permission or approval from any of the PRC authorities for the VIE’s operations and/or our issuance of securities to foreign, or applicable laws, regulations, or interpretations change and we are required to obtain such permission or approval in the future, we may be subject to investigations by competent regulators, fines, or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, or incur additional costs to procure such approval or permission, and there is no guarantee that we can successfully obtain such approval or permission. These risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure,” “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC” in our 2024 Annual Report for more information. In particular, see “Item 3. Key Information—Risk Factors—Risks Relating to Doing Business in the PRC—Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us” and “Item 3. Key Information—Risk Factors—Risks Relating to Doing Business in the PRC—The Chinese government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless” in our 2024 Annual Report.

In addition, our securities may be prohibited from trading on a national exchange or over-the-counter under the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act (as defined below), if the Public Company Accounting Oversight Board (United States), or the “PCAOB,” is unable to inspect our auditor for two consecutive years beginning in 2021. Our auditor, WWC, P.C., is an independent registered public accounting firm with the PCAOB, and as an auditor of publicly traded companies in the U.S., is subject to laws in the U.S., pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Class A Ordinary Shares is prohibited under the Holding Foreign Companies Accountable Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the U.S. Securities and Exchange Commission (the “SEC”) to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed a Statement of Protocol (the “Protocol”) governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—Joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S” in our 2024 Annual Report.

Cash is transferred among our Company, our subsidiaries, and the VIE, in the following manners: (i) funds are transferred to Heliheng, our WFOE, from our Company as needed through Pop Culture HK, our Hong Kong subsidiary, in the form of capital contributions or shareholder loans, as the case may be; (ii) funds may be paid by the VIE to Heliheng, as service fees according to the VIE Agreements; (iii) dividends or other distributions may be paid by Heliheng, to our Company through Pop Culture HK; and (iv) Heliheng and the VIE, lend to and borrow from each other from time to time for business operation purposes. For more details, see “Item 3. Key Information—Asset Transfers Between Our Company, Our Subsidiaries, and the VIE,” “Item 3. Key Information—Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences” of our 2024 Annual Report, and “Prospectus Summary—The VIE Agreements.” As of the date of this prospectus, our Company, our subsidiaries, and the VIE have not distributed any earnings or settled any amounts owed under the VIE Agreements, nor do they have any plan to distribute earnings or settle amounts owed under the VIE Agreements in the foreseeable future. As of the date of this prospectus, none of our subsidiaries or the VIE have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

If we determine to pay dividends on any of our Class A Ordinary Shares, Class B Ordinary Shares, or Class C Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Pop Culture HK and our subsidiary in California, Pop Culture Global Operations Inc. Pop Culture HK will rely on the distribution of payments as dividends from (i) Fujian Hualiu Culture & Sports Industry Development Co., Ltd., and (ii) Heliheng, which will rely on payments made from Xiamen Pop Culture pursuant to the VIE Agreements, and the distribution of such payments to Pop Culture HK. There are no laws or regulations that restrict us from providing funding to or receiving dividends from our Hong Kong subsidiary, except for the transfer of funds involving money laundering and criminal activities. To the extent cash in the business is in the PRC, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company, our subsidiaries, or the VIE by the PRC government to transfer cash. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure—To the extent cash or assets of our business, of our subsidiaries, or of the PRC operating entities, are in the PRC, such cash or assets may not be available to fund operations or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of case or assets” of our 2024 Annual Report.

The Company’s management is directly supervising cash management. Our finance department is responsible for establishing the cash management policies and procedures among our subsidiaries and departments and the PRC operating entities. Each subsidiary, department, or PRC operating entity initiates a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested and submitting it to designated management members of the Company, based on the amount and the use of cash requested. The designated management member examines and approves the allocation of cash based on the sources of cash and the priorities of the needs and submit it to the cashier specialists of our finance department for a second review. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred. During the fiscal years ended June 30, 2024, 2023, and 2022, cash transfers and transfers of other assets between our Company, our subsidiaries, and the VIE were as follows: in July 2021, Pop Culture Group transferred approximately $7,081,000 of the net proceeds from our initial public offering to Pop Culture HK, which in turn transferred approximately $7,050,000 to Heliheng; in May and June 2022, Pop Culture Group transferred approximately $3,019,000 to Pop Culture HK, which in turn transferred approximately $3,008,400 to Heliheng; and in September 2022 and January 2023, Pop Culture Group transferred approximately $3,807,000 to Pop Culture HK. In September 2022, October 2022, November 2022, December 2022, February 2023, and April 2023, Heliheng transferred approximately $1,766,000 to Xiamen Pop Culture. During the fiscal year ended June 30, 2024, Pop Culture Group transferred $703,000 to Pop Culture HK and Pop Culture HK transferred $900,000 to Pop Culture Group. During the fiscal year ended June 30, 2024, Xiamen Pop Culture transferred RMB4,972,000 (approximately $684,170) to Heliheng, and Heliheng transferred RMB10,220,000 (approximately $1,415,572) to Xiamen Pop Culture. See “Prospectus Summary—Asset Transfers Between Our Company, Our Subsidiaries, and the VIE” and our audited consolidated financial statements in the 2024 Annual Report.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 13 of this prospectus and risk factors set forth in our most recent annual report on Form 20-F, the 2024 Annual Report, in other reports incorporated herein by reference, and in an applicable prospectus supplement under the heading “Risk Factors.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2024.

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholders identified in this prospectus may offer from time to time up to 10,000,000 Class A Ordinary Shares.

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto, and the documents incorporated by reference, or to which we have referred you, before making your investment decision. We have not, and the Selling Shareholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor are the Selling Shareholders seeking an offer to buy, the Class A Ordinary Shares offered by this prospectus in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the Class A Ordinary Shares offered hereby or thereby.

If necessary, the specific manner in which the Class A Ordinary Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of the Class A Ordinary Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since such date.

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus or in a prospectus supplement to:

●	“China” or the “PRC” are to the People’s Republic of China;

●	“PRC laws and regulations” are to the laws and regulations of mainland China;

●	“Renminbi” or “RMB” are to the legal currency of China;

●	“U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States;

●	“VIE Agreements” are to the contractual arrangements among Heliheng, Xiamen Pop Culture, and the Xiamen Pop Culture Shareholders (defined below);

●	“WFOE” are to wholly foreign-owned enterprise; and

●	“Xiamen Pop Culture Shareholders” are to Zhuoqin Huang, Weiyi Lin, Rongdi Zhang, Chunxiao Cui, Xiayu Cui, Junlong He, Yu Huang, Azhen Lin, and Wuyang Chen, who collectively hold 100% of the equity interests in Xiamen Pop Culture.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement, and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

iii

Prospectus Summary

Our Corporate Structure

We are a holding company incorporated in the Cayman Islands on January 3, 2020 and not a Chinese operating company. As a holding company, we conduct most of our operations through the VIE and its subsidiaries in the PRC. As of the date of this prospectus, the operations conducted by us, the Cayman holding company, include contracting with third-party companies for developing metaverse platforms, and operating live music concerts of two popular mandarin singers during 2022 to 2025. For accounting purposes, we control and receive the economic benefits of the business operations of the VIE and its subsidiaries through the VIE Agreements, which enables us to consolidate the financial results of the VIE and its subsidiaries in our consolidated financial statements under U.S. GAAP, and the structure involves unique risks to investors. Our securities are securities of Pop Culture Group, the offshore holding company in the Cayman Islands, instead of securities of the VIE or its subsidiaries in the PRC. The VIE structure provides contractual exposure to foreign investment in China-based companies where PRC laws and regulations prohibit direct foreign investment in the operating companies. As a result of our use of the VIE structure, investors may never hold equity interests in the VIE or its subsidiaries.

The following diagram illustrates our corporate structure, including our subsidiaries and the VIE and its subsidiaries, as of the date of this prospectus:

Joya Enterprises Limited(1)
Minority Shareholders(2)
Public Shareholders
80.05%
15.34%
4.61%
Pop Culture Group Co., Ltd
"Pop Culture Group"
Cayman Islands, 2020
100%
Pop Culture Global Operations Inc.
California, 2021
Outside the PRC
Inside the PRC
100%
Pop Culture (HK) Holding Limited
"Pop Culture HK"
Hong Kong, 2020
100%
CPHF Holding Limited
Hong Kong, 2023
100%
Fujian Hualiu Culture & Sports Industry Development Co., Ltd.
PRC, 2022
100%
Heliheng Culture Co., Ltd.
"Heliheng"
PRC, 2020
Contractual Arrangements
Xiamen Pop Culture Co., Ltd.(3)
"Xiamen Pop Culture"
PRC, 2007
100%
Jiangxi Hualiu Culture Technology Co., Ltd.
PRC, 2017
100%
Xiamen Pupu Digital Technology Co., Ltd.
PRC, 2022
60%
Shanghai Pupu Sibo Sports Technology Development Co., Ltd.(5)
PRC, 2017
100%
Guangzhou Shuzhi Culture Communication Co., Ltd.
PRC, 2018
100%
Shenzhen Pop Digital Industrial Development Co., Ltd.
PRC, 2020
100%
Hualiu Digital Entertainment (Beijing) International Culture Media Co., Ltd.
PRC, 2022
51%
Zhongpu Shuyuan (Xiamen) Digital Technology Co., Ltd.(4)
PRC, 2022
100%
Xiamen Qiqin Technology Co., Ltd.
PRC, 2021
100%
Xiamen Pop Shuzhi Culture Communication Co., Ltd.
PRC, 2022

Notes: All percentages reflect the voting ownership interests instead of the equity interests held by each of our shareholders given that each holder of Class B Ordinary Shares is entitled to 100 votes per one Class B Ordinary Share and each holder of Class A Ordinary Shares is entitled to one vote per one Class A Ordinary Share. Holders of our Class C Ordinary Shares carry no vote. As of the date of this prospectus, we do not have any issued and outstanding Class C Ordinary Shares.

(1)	Represents 57,630,800 votes underlying the 576,308 Class B Ordinary Shares indirectly held by Zhuoqin Huang, the 100% owner of Joya Enterprises Limited, as of the date of this prospectus.

(2)	Represents 11,043,337 votes underlying an aggregate of 11,043,337 Class A Ordinary Shares held by 34 shareholders of Pop Culture Group, each one of which holds less than 5% of our voting ownership interests, as of the date of this prospectus.

(3)	As of the date of this prospectus, Xiamen Pop Culture is held by Zhuoqin Huang as to 61.58%, Weiyi Lin as to 10.02%, Rongdi Zhang as to 9.10%, Chunxiao Cui as to 6.11%, Xiayu Cui as to 6.11%, Junlong He as to 4.42%, Yu Huang as to 2.42%, Azhen Lin as to 0.12%, and Wuyang Chen as to 0.12%, respectively, together holding 100% of the shares.

(4)	Zhongpu Shuyuan (Xiamen) Digital Technology Co., Ltd. is held by Jiangxi Hualiu Culture Technology Co., Ltd. (“Jiangxi Hualiu”), Junpu Jiyuan (Xiamen) Digital Industry Co., Ltd. (“Junpu Jiyuan”), and two unrelated parties. Jiangxi Hualiu holds 30% of the equity interests in Junpu Jiyuan.

(5)	Lei Wang, an employee of the Company, holds 40% of the equity interests in Shanghai Pupu Sibo Sports Technology Development Co., Ltd. (“Pupu Sibo”).

The VIE Agreements

Neither we nor our subsidiaries own any share in Xiamen Pop Culture or its subsidiaries. Instead, for accounting purposes, we control and receive the economic benefits of the business operations of the VIE and its subsidiaries through the VIE Agreements, which enables us to consolidate the financial results of the VIE and its subsidiaries in our consolidated financial statements under U.S. GAAP. Heliheng, Xiamen Pop Culture, and the Xiamen Pop Culture Shareholders entered into the VIE Agreements on March 30, 2020, which were amended and restated on February 19, 2021. The VIE Agreements are designed to provide Heliheng with the power, rights, and obligations with respect to Xiamen Pop Culture as set forth under the VIE Agreements. We have evaluated the guidance in Financial Accounting Standards Board Accounting Standards Codification 810 and determined that we are regarded as the primary beneficiary of the VIE for accounting purposes, as a result of our direct ownership in Heliheng and the provisions of the VIE Agreements.

Each of the agreements in the VIE Agreements is described in detail below.

Exclusive Services Agreement

Pursuant to the Exclusive Services Agreement between Xiamen Pop Culture and Heliheng, Heliheng provides Xiamen Pop Culture with technical support, intellectual services, and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. For services rendered to Xiamen Pop Culture by Heliheng under the Exclusive Services Agreement, Heliheng is entitled to collect a service fee equal to 100% of the net income of Xiamen Pop Culture, which is Xiamen Pop Culture’s earnings before tax after deducting relevant costs and reasonable expenses.

The Exclusive Services Agreement became effective on March 30, 2020, was amended and restated on February 19, 2021, and will remain effective unless otherwise terminated as required by laws or regulations, or by relevant governmental or regulatory authorities. Nevertheless, the Exclusive Services Agreement will be terminated after all shares in Xiamen Pop Culture held by the Xiamen Pop Culture Shareholders and/or all the assets of Xiamen Pop Culture have been legally transferred to Heliheng and/or its designee in accordance with the Exclusive Option Agreement.

The Exclusive Services Agreement does not prohibit related party transactions. Our audit committee is required to review and approve in advance any related party transactions, including transactions involving Heliheng or Xiamen Pop Culture.

Share Pledge Agreement

Under the Share Pledge Agreement between Heliheng and the Xiamen Pop Culture Shareholders, together holding 100% of the shares in Xiamen Pop Culture, the Xiamen Pop Culture Shareholders pledged their shares in Xiamen Pop Culture to Heliheng to guarantee the performance of Xiamen Pop Culture’s obligations under the Exclusive Services Agreement. Under the terms of the Share Pledge Agreement, in the event that Xiamen Pop Culture or the Xiamen Pop Culture Shareholders breach their respective contractual obligations under the Exclusive Services Agreement, Heliheng, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged shares. The Xiamen Pop Culture Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, Heliheng is entitled to dispose of the pledged shares in accordance with applicable PRC laws and regulations. The Xiamen Pop Culture Shareholders further agreed not to dispose of the pledged shares or take any action that would prejudice Heliheng’s interest.

The Share Pledge Agreement is effective until the full payment of the service fees under the Exclusive Services Agreement and upon termination of Xiamen Pop Culture’s obligations under the Exclusive Services Agreement, or upon the transfer of shares under the Exclusive Option Agreement.

The purposes of the Share Pledge Agreement are to (1) guarantee the performance of Xiamen Pop Culture’s obligations under the Exclusive Services Agreement and (2) make sure the Xiamen Pop Culture Shareholders do not transfer or assign the pledged shares, or create or allow any encumbrance that would prejudice Heliheng’s interests without Heliheng’s prior written consent. In the event Xiamen Pop Culture breaches its contractual obligations under the Exclusive Services Agreement, Heliheng will be entitled to dispose of the pledged shares in accordance with relevant PRC laws and regulations.

As of the date of this prospectus, the share pledges under the Share Pledge Agreement have been registered with the competent PRC regulatory authority.

Exclusive Option Agreement

Under the Exclusive Option Agreement, the Xiamen Pop Culture Shareholders, together holding 100% of the shares in Xiamen Pop Culture, irrevocably granted Heliheng (or its designee) an exclusive option to purchase, to the extent permitted under PRC laws and regulations, once or at multiple times, at any time, part or all of their shares in Xiamen Pop Culture. The option price is RMB10 or the minimum amount to the extent permitted under PRC laws and regulations, whichever is lower.

Under the Exclusive Option Agreement, Heliheng may at any time under any circumstances, purchase or have its designee purchase, at its discretion, to the extent permitted under PRC laws and regulations, all or part of the Xiamen Pop Culture Shareholders’ shares in Xiamen Pop Culture. The Exclusive Option Agreement, together with the Share Pledge Agreement, the Exclusive Services Agreement, and the Shareholders’ Powers of Attorney, enable us to consolidate the financial results of Xiamen Pop Culture and its subsidiaries in our consolidated financial statements under U.S. GAAP.

The Exclusive Option Agreement remains effective until all the equity of Xiamen Pop Culture is legally transferred under the name of Heliheng and/or other entity or individual designated by it, unless terminated earlier by Heliheng with a 30-day prior notice.

Shareholders’ Powers of Attorney

Under each of the Powers of Attorney, the Xiamen Pop Culture Shareholders authorized Heliheng to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under PRC laws and regulations and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer, and other senior management members of Xiamen Pop Culture.

The Powers of Attorney are irrevocable and continuously valid from the date of execution of the Powers of Attorney, so long as the Xiamen Pop Culture Shareholders are shareholders of Xiamen Pop Culture.

Spousal Consents

The spouses of certain of the Xiamen Pop Culture Shareholders agreed, via a spousal consent, to the execution of the “Transaction Documents” including: (a) Exclusive Option Agreement entered into with Heliheng and Xiamen Pop Culture; (b) Share Pledge Agreement entered into with Heliheng; and (c) Powers of Attorney executed by the Xiamen Pop Culture Shareholders, and the disposal of the shares of Xiamen Pop Culture held by the Xiamen Pop Culture Shareholders and registered in their names.

The spouses of certain of the Xiamen Pop Culture Shareholders further undertook not to make any assertions in connection with the shares of Xiamen Pop Culture which are held by the Xiamen Pop Culture Shareholders. The spouses of certain of the Xiamen Pop Culture Shareholders confirmed that the Xiamen Pop Culture Shareholders can perform, amend, or terminate the Transaction Documents without their authorization or consent. They undertook to execute all necessary documents and take all necessary actions to ensure appropriate performance of the agreements.

The spouses of certain of the Xiamen Pop Culture Shareholders also undertook that if they obtain any share of Xiamen Pop Culture which are held by the Xiamen Pop Culture Shareholders for any reasons, they will be bound by the Transaction Documents and comply with the obligations thereunder as shareholders of Xiamen Pop Culture. For this purpose, upon Heliheng’s request, they will sign a series of written documents in substantially the same format and content as the Transaction Documents and Exclusive Services Agreement (as amended from time to time).

Risks Associated with Our Corporate Structure and the VIE Agreements

Because we do not directly hold equity interests in the VIE and its subsidiaries, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, regulatory review of overseas listing of companies in the PRC through special purpose vehicles and the validity and enforcement of the VIE Agreements. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in the VIE’s operations, and the value of our Class A Ordinary Shares may depreciate significantly or become worthless. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure,” “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC,” and “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Class A Ordinary Shares and the Trading Market” of our 2024 Annual Report. The VIE Agreements have not been tested in a court of law in the PRC as of the date of this prospectus.

The VIE Agreements may not be as effective as direct ownership in providing operational control. For instance, Xiamen Pop Culture and the Xiamen Pop Culture Shareholders could breach the VIE Agreements, by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. The Xiamen Pop Culture Shareholders may not act in the best interests of our Company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the VIE Agreements. In the event that Xiamen Pop Culture or the Xiamen Pop Culture Shareholders fail to perform their respective obligations under the VIE Agreements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. In addition, even if legal actions are taken to enforce such arrangements, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure—If the PRC government determines that the VIE Agreements do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations,” “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us,” “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure—The VIE Agreements may not be effective in providing control over Xiamen Pop Culture,” and “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure—The VIE Agreements are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under the VIE Agreements” of our 2024 Annual Report.

Permissions Required from PRC Authorities

As of the date of this prospectus, we, our PRC subsidiaries, and the PRC operating entities, (i) are not covered by additional permissions or approval requirements from any governmental agency that is required to approve the PRC operating entities’ operations, (ii) have received from PRC authorities all requisite licenses, permissions, and approvals needed to engage in the businesses currently conducted in the PRC, and (iii) no such permission or approval has been denied. These licenses, permissions, and approvals, which have been successfully obtained, are: (i) business licenses; (ii) the Electronic Data Interchange (“EDI”) and Internet Content Provider (“ICP”) Licenses; (iii) the Commercial Performance License; and (iv) the filing-for-record procedures before engaging in non-commercial Internet content service operations.

As advised by our PRC counsel, AllBright, as of the date of this prospectus, our Company, our subsidiaries, and the PRC operating entities, (i) are not required to obtain additional permissions or approvals to operate their current business, (ii) are not required to obtain permission from the CSRC, the CAC, or any other Chinese authorities to maintain our listing status on U.S. exchange based on PRC laws and regulations currently in effect, and (iii) have not received or were denied such permission by any Chinese authorities. However, we cannot assure you that the PRC regulatory agencies, including the CAC or the CSRC, would take the same view as we do, and there is no assurance that our PRC subsidiaries and the PRC operating entities are always able to successfully update or renew the licenses or permits required for the relevant business in a timely manner or that these licenses or permits are sufficient to conduct all of their present or future business. If our PRC subsidiaries or the PRC operating entities (i) do not receive or maintain required permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and our PRC subsidiaries and the PRC operating entities are required to obtain such permissions or approvals in the future, they could be subject to fines, legal sanctions, or an order to suspend their relevant services, which may materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the need to strengthen the supervision over overseas listings by Chinese companies. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—The Chinese government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless” of our2024 Annual Report.

According to the Notice on the Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies from the CSRC, or “the CSRC Notice,” domestic companies that have already been listed overseas before the effective date of the Trial Measures (namely, March 31, 2023) shall be deemed as Existing Issuers. Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC for any subsequent offerings.

Based on the foregoing, as our registration statement on Form F-1 in connection with our initial public offering was declared effective on June 29, 2021 and we completed our initial public offering and listing on July 2, 2021. We were not required to complete the filing procedures pursuant to the Trial Measures for our IPO, but will be required to file with the CSRC within three working days after the completion of this offering. Besides, in the event that we undertake new offerings or fundraising activities in the future, we may be required to complete the filing procedures. In connection with the Acquisition of Yi Caishen and the August 2024 PIPE, we are required to complete the filing procedures. According to the Trial Measures, those Chinese companies failing to complete filing procedures may receive a warning from CSRC and be required to rectify the situation, accompanied by a fine ranging from RMB1 million to RMB10 million. The person in charge may receive a warning and be imposed by a fine between RMB500 thousand and RMB5 million. If the controlling shareholder or actual controller of such companies orchestrates or instructs the commission of non-compliance with filing procedures, they will be fined between RMB1 million and RMB10 million. If a securities company or securities service provider fails to perform its duty to urge companies to comply with filing procedures as required by the Trial Measures, it may be warned and face a fine ranging from RMB500 thousand to RMB5 million. The responsible managers and other directly liable personnel may receive a warning and be fined between RMB200 thousand and RMB2 million. As of the date of this annual report, we have not completed the filing procedures for the above transactions nor received any related warnings or fines.

On February 24, 2023, the CSRC, together with the MOF, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing (the “Revised Provisions”). The Revised Provisions came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the Revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The Revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our Company, our subsidiaries, the VIE, or the VIE’s subsidiaries to comply with the above confidentiality and archives administration requirements under the Revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with new regulatory requirements relating to our future overseas capital-raising activities and we may become subject to more stringent requirements with respect to matters such as cross-border investigation, data privacy, and enforcement of legal claims. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—The Chinese government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless” of our 2024 Annual Report.

Other than the foregoing, as of the date of this prospectus, we are not aware of any other PRC laws or regulations in effect requiring that we obtain permission or approval from any PRC authorities for our subsidiaries or the PRC operating entities’ operations and to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to our offerings from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations.

In addition, our securities may be prohibited from trading on a national exchange or over-the-counter under the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, if the PCAOB is unable to inspect our auditor for two consecutive years. Our auditor, WWC, P.C., is an independent registered public accounting firm with the PCAOB, and as an auditor of publicly traded companies in the U.S., is subject to laws in the U.S., pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Class A Ordinary Shares is prohibited under the Holding Foreign Companies Accountable Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—Joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.” of our 2024 Annual Report.

Asset Transfers Between Our Company, Our Subsidiaries, and the VIE

As of the date of this prospectus, our Company, our subsidiaries, and the VIE have not distributed any earnings or settled any amounts owed under the VIE Agreements. Our Company, our subsidiaries, and the VIE do not have any plan to distribute earnings or settle amounts owed under the VIE Agreements in the foreseeable future.

The Company’s management is directly supervising cash management. Our finance department is responsible for establishing the cash management policies and procedures among our subsidiaries and departments and the PRC operating entities. Each subsidiary, department, or PRC operating entity initiates a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submitting it to designated management members of the Company, based on the amount and the use of cash requested. The designated management member examines and approves the allocation of cash based on the sources of cash and the priorities of the needs, and submit it to the cashier specialists of our finance department for a second review. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred.

During the fiscal years ended June 30, 2024, 2023, and 2022, cash transfers and transfers of other assets between our Company, our subsidiaries, and the VIE were as follows: in July 2021, Pop Culture Group transferred approximately $7,081,000 of the net proceeds from our initial public offering to Pop Culture HK, which in turn transferred approximately $7,050,000 to Heliheng; in May and June 2022, Pop Culture Group transferred approximately $3,019,000 to Pop Culture HK, which in turn transferred approximately $3,008,400 to Heliheng; and in September 2022 and January 2023, Pop Culture Group transferred approximately $3,807,000 to Pop Culture HK. In September 2022, October 2022, November 2022, December 2022, February 2023, and April 2023, Heliheng transferred approximately $1,766,000 to Xiamen Pop Culture. During the fiscal year ended June 30, 2024, Pop Culture Group transferred $703,000 to Pop Culture HK and Pop Culture HK transferred $900,000 to Pop Culture Group. During the fiscal year ended June 30, 2024, Xiamen Pop Culture transferred RMB4,972,000 (approximately $684,170) to Heliheng, and Heliheng transferred RMB10,220,000 (approximately $1,415,572) to Xiamen Pop Culture.

Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences

As of the date of this prospectus, none of our subsidiaries or the VIE have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the passive foreign investment company rules, the gross amount of distributions we make to investors with respect to our securities (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

Cash is transferred among our Company, our subsidiaries, and the VIE, in the following manners: (i) funds are transferred to Heliheng, our WFOE, from our Company as needed through Pop Culture HK, our Hong Kong subsidiary, in the form of capital contributions or shareholder loans, as the case may be; (ii) funds may be paid by the VIE to Heliheng, as service fees according to the VIE Agreements; (iii) dividends or other distributions may be paid by Heliheng, to our Company through Pop Culture HK; and (iv) Heliheng and the VIE, lend to and borrow from each other from time to time for business operation purposes.

Relevant PRC laws and regulations permit the companies in the PRC to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, each of the companies in the PRC are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. The companies in the PRC are also required to further set aside a portion of their after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at their discretion. These reserves are not distributable as cash dividends. Furthermore, in order for us to pay dividends to our shareholders, we will rely on payments made from Xiamen Pop Culture to Heliheng, pursuant to the VIE Agreements, and the distribution of such payments to Pop Culture HK as dividends from Heliheng, and then to our Company. If our PRC subsidiaries and the PRC operating entities incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a tax resident enterprise of the PRC for tax purposes, any dividends we pay to our overseas shareholders may be regarded as PRC-sourced income and as a result may be subject to PRC withholding tax. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC ‘resident enterprise’ for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment” of our 2024 Annual Report.

The PRC government also imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The majority of our and the PRC operating entities’ income is received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

Any limitation on the ability of our PRC subsidiaries and the PRC operating entities to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to conduct operations, make investments, engage in acquisitions, or undertake other activities requiring working capital. However, our operations and business, including investment and/or acquisitions by our PRC subsidiaries and the PRC operating entities within the PRC, will not be affected as long as the capital is not transferred in or out of the PRC.

Selected Condensed Consolidating Financial Schedule

As a holding company, we conduct most of our operations through our subsidiaries and the VIE and its subsidiaries in the PRC. As of the date of this prospectus, the operations conducted by us, the Cayman holding company, include contracting with third-party companies for developing metaverse platforms, and operating live music concerts of two popular mandarin singers during 2022 to 2025. Our subsidiaries and the VIE and its subsidiaries as of the date of this prospectus are described below:

Name of Entity	Date of Incorporation/ Acquisition	Place of Incorporation/ Acquisition	Effective Interest Held Through Equity Ownership/ Contractual Arrangements	Principal Activities
Pop Culture Group	January 3, 2020	Cayman Islands	100%	Parent Holding

Subsidiaries
Pop Culture HK	January 20, 2020	Hong Kong	100%	Investment holding
Heliheng	March 13, 2020	PRC	100%	WFOE, consultancy and information technology support
Pop Culture Global Operations Inc. (“Pop Culture Global”)	December 3, 2021	California	100%	Overseas hip-hop resource integration and business development
CPHF Holding Limited	December 21, 2023	Hong Kong	100%	Digital collection and digital currency
Fujian Hualiu	July 21, 2022	PRC	100%	Holding sports performance activities

VIE
Xiamen Pop Culture	March 29, 2007	PRC	VIE	Event planning, execution, and hosting

VIE’s subsidiaries
Pupu Sibo	March 30, 2017	PRC	60% owned by the VIE	Event planning and execution
Jiangxi Hualiu	June 6, 2017	PRC	100% owned by the VIE	Marketing
Guangzhou Shuzhi Culture Communication Co., Ltd. (“Guangzhou Shuzhi”)	December 19, 2018	PRC	100% owned by the VIE	Event planning and execution
Shenzhen Pop Digital Industry Development Co., Ltd. (“Shenzhen Pop”)	January 17, 2020	PRC	100% owned by the VIE	Event planning and execution
Xiamen Pupu Digital Technology Co., Ltd. (“Pupu Digital”)	June 20, 2022	PRC	100% owned by the VIE	Cultural technology
Hualiu Digital Entertainment (Beijing) International Culture Media Co., Ltd. (“Hualiu Digital”)	April 14, 2022	PRC	100% owned by the VIE	Acting broker and self-branding development
Zhongpu Shuyuan	March 30, 2022	PRC	54% owned by the VIE *	Digital collection and Metaverse
Xiamen Qiqin Technology Co., Ltd. (“Xiamen Qiqin”)	April 12, 2022	PRC	54% owned by the VIE	IPC License
Xiamen Pop Shuzhi Culture Communication Co., Ltd. (“Xiamen Shuzhi”)	May 16, 2022	PRC	100% owned by the VIE	Online and offline advertising marketing and exhibitions

*	Zhongpu Shuyuan is 51% owned by Jiangxi Hualiu and 10% owned by Junpu Jiyuan. Junpu Jiyuan is 30% owned by Jiangxi Hualiu.

The following tables present selected condensed consolidated financial data of Pop Culture Group and its subsidiaries and the VIE and its subsidiaries for the fiscal years ended June 30, 2024, 2023, and 2022, and balance sheet data as of June 30, 2024 and 2023.

SELECTED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

	For the Fiscal Year Ended June 30, 2024
	Pop Culture Group	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Revenue	$150,000	$60,066	$47,171,852	$-	$47,381,918
Cost of revenue	$139,414	$897	$44,360,887	$-	$44,501,198
Gross profit	$10,586	$59,169	$2,810,965	$-	$2,880,720
Net income	$(6,277,109)	$(379,370)	$(5,975,636)	$-	$(12,632,115)
Comprehensive income	$(6,277,109)	$(396,456)	$(5,939,998)	$(82,236)	$(12,695,799)

	For the Fiscal Year Ended June 30, 2023
	Pop Culture Group	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Revenue	$257,169	$-	$18,286,074	$-	$18,543,243
Cost of revenue	$150,000	$312,198	$21,743,860	$-	$22,206,058
Gross profit	$107,169	$(312,198)	$(3,457,786)	$-	$(3,662,815)
Net income	$(25,257,696)	$(1,273,299)	$(14,053,844)	$15,327,143	$(25,257,696)
Comprehensive income	$(25,257,696)	$(2,065,384)	$(14,936,399)	$15,327,143	$(26,932,336)

	For the Fiscal Year Ended June 30, 2022
	Pop Culture Group	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Revenue	$-	$7,520,431	$24,761,112	$-	$32,281,543
Cost of revenue	$-	$6,542,201	$19,493,810	$-	$26,036,011
Gross profit	$-	$978,230	$5,267,302	$-	$6,245,532
Net income	$(1,583,761)	$389,137	$1,882,512	$-	$687,888
Comprehensive income	$(1,583,761)	$124,256	$1,273,590	$-	$(185,915)

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30, 2024
	Pop Culture Group	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Cash	$10,711	$25,390	$194,462	$-	$230,563
Receivable from the VIE	$4,408,299	$-	$-	$(4,408,299)	$-
Total current assets	$8,969,510	$11,212,627	$54,695,177	$(33,213,926)	$40,932,053
Investments in subsidiaries and the VIE	$6,372,217	$-	$-	$(6,372,217)	$-
Total assets	$15,341,727	$21,870,052	$55,345,910	$(50,322,932)	$42,234,757
Total liabilities	$32,795	$2,768,155	$57,307,054	$(33,198,421)	$26,909,583
Total shareholders’ equity	$15,308,932	$19,101,897	$(1,961,144)	$(17,124,511)	$15,325,174
Total liabilities and shareholders’ equity	$15,341,727	$21,870,052	$55,345,910	$(50,322,932)	$42,234,757

	As of June 30, 2023
	Pop Culture Group	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Cash	$1,095,007	$955,375	$700,928	$-	$2,751,309
Receivable from the VIE	$-	$8,403,898	$-	$(8,403,898)	$-
Total current assets	$7,882,234	$17,570,698	$15,204,680	$(8,403,898)	$32,253,714
Investments in subsidiaries and the VIE	$2,564,498	$-	$-	$(2,564,498)	$-
Total assets	$26,209,748	$7,028,174	$16,775,802	$(10,968,396)	$39,045,328
Total liabilities	$31,600	$498,970	$12,336,610	$-	$12,867,180
Total shareholders’ equity	$26,178,148	$6,529,204	$4,439,192	$(10,968,396)	$26,178,148
Total liabilities and shareholders’ equity	$26,209,748	$7,028,174	$16,775,802	$(10,968,396)	$39,045,328

SELECTED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Year Ended June 30, 2024
	Pop Culture Group	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Net cash used in operating activities	$(3,384,519)	$2,334,157	$(4,106,484)	$-	$(5,156,846)
Net used in investing activities	$-	$(539,915)	$(132,899)	$-	$(672,814)
Net cash used in (provided by) financing activities	$2,300,223	$(2,658,102)	$3,731,488	$-	$3,373,609

	For the Fiscal Year Ended June 30, 2023
	Pop Culture Group	Subsidiaries	VIE and its Subsidiaries	Eliminations		Consolidated Total
Net cash used in operating activities	$(3,390,075)	$100,151	$(2,672,557)		$-	$(5,962,481)
Net used in investing activities	$(4,600,000)	$(885,824)	$(680,272)	$		$(6,166,096)
Net cash used in (provided by) financing activities	$-	$-	$683,277		$-	$683,277

	For the Fiscal Year Ended June 30, 2022
	Pop Culture Group	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Net cash used in operating activities	$(7,365,529)	$(8,376,329)	$4,365,662	$-	$(11,376,196)
Net used in investing activities	$(18,302,281)	$10,100,049	$(589,351)	$-	$(8,791,583)
Net cash used in (provided by) financing activities	$34,748,634	$(10,327	$(1,679,374)	$-	$33,058,932

Business Overview

With the values of hip-hop culture at their core and the younger generation as their primary target audience, the PRC operating entities host entertainment events, operate hip-hop related online programs, and provide event planning and execution services and brand promotion services to corporate clients, including online marketing and promotion, trademark and logo design, visual identity system design, brand positioning, brand personality design, and digital solutions for service fees to corporate clients. They seek to create value for stakeholders in all parts of the hip-hop ecosystem, from fans to artists, corporate clients, and sponsors.

The PRC operating entities provide brand promotion services, such as online marketing and promotion, trademark and logo design, visual identity system design, brand positioning, brand personality design, and digital solutions, to corporate clients for service fees (“Brand Promotion”).

The PRC operating entities have in recent years focused on developing and hosting their own hip-hop events. The PRC operating entities own an extensive portfolio of intellectual property rights related to hip-hop events, including a stage play, three dance competitions or events, two cultural and musical festivals, and two promotional parties that feature live hip-hop performances in karaoke bars or amusement parks to promote hip-hop culture, and they cooperate with music companies and artists to host various concerts in China; starting from March 2020, the PRC operating entities have been developing and operating hip-hop related online programs (collectively, “Event Hosting”). The PRC operating entities’ hip-hop events generated an aggregate attendance of 149,000, 269,000, and 203,233 during the fiscal years ended June 30, 2024, 2023, and 2022, respectively, and their online hip-hop programs generated over 357 million, 790 million, 210 million views during the fiscal years ended June 30, 2024, 2023, and 2022, respectively. The PRC operating entities generate revenue from their Event Hosting business by providing sponsorship packages to advertisers in exchange for sponsorship fees and by selling tickets for those concerts.

The PRC operating entities help corporate clients with the design, logistics, and layout of events, coordinate and supervise the actual event set-up and implementation, and generate revenue through service fees (“Event Planning and Execution”). Their services feature significant hip-hop elements and cover each aspect of corporate and marketing events, including communication, planning, design, production, reception, execution, and analysis. During the fiscal years ended June 30, 2024, 2023, and 2022, the PRC operating entities served 9, 31, and 21 clients in 23, 87, and 56 events with respect to event planning and execution, respectively.

We believe that the main reason corporate clients hire the PRC operating entities to plan and execute events and provide brand promotion services geared towards the younger generation is for their deep understanding of the taste and preferences of this generation.

The PRC operating entities also sell digital collections to individual collectors, provide music recording services to a corporate client and SaaS software services to hip-hop dance training institutions for service fees, and distribute advertisements for corporate customers for service fees (“Other Services”).

For the fiscal years ended June 30, 2024, 2023, and 2022, we had total revenue of $47,381,918, $18,543,243, and $32,281,543, and net income of negative $15,191,180, $25,257,696, and $687,891, respectively. Revenue derived from the Brand Promotion business accounted for 83%, 53%, and 27% of our total revenue for those fiscal years, respectively. Revenue derived from the Event Hosting business accounted for 9%, 23%, and 46% of our total revenue for those fiscal years, respectively. Revenue derived from the Event Planning and Execution business accounted for 7%, 22%, and 26%, of our total revenue for those fiscal years, respectively. Revenue derived from the Other Services accounted for 1%, 2%, and 1% of our total revenue for those fiscal years, respectively.

Our business is discussed more fully under “Item 4. Information on the Company—B. Business Overview” in the 2024 Annual Report.

Recent Development

On October 9, 2023, we held an extraordinary meeting of shareholders, during which the shareholders approved a proposal to effect a share consolidation of each 10 ordinary shares with par value of US$0.001 each in our issued and unissued share capital into one ordinary share with par value of US$0.01 each (the “Share Consolidation”). The Share Consolidation became effective on October 26, 2023, and the Class A Ordinary Shares began trading on a post-Share Consolidation basis on the Nasdaq Capital Market when the market opened on October 27, 2023 under the same symbol “CPOP” but under a new CUSIP number of G71700 119. No fractional shares were issued in connection with the Share Consolidation. All fractional shares were rounded up to the whole number of shares. Each 10 pre-split ordinary shares outstanding automatically consolidated to one issued and outstanding ordinary share without any action on the part of the shareholders.

Immediately following the Share Consolidation, the authorized share capital of the Company became US$50,000.00 divided into 4,400,000 Class A Ordinary Shares of par value US$0.01 each and 600,000 Class B Ordinary Shares of par value US$0.01 each.

From a Cayman Islands legal perspective, the Share Consolidation does not have any retroactive effect on our shares prior to the effective date on October 26, 2023. However, references to our ordinary shares in this prospectus are stated as having been retroactively adjusted and restated to give effect to the Share Consolidation, as if the Share Consolidation had occurred by the relevant earlier date.

On February 5, 2024, shareholders of the Company held an extraordinary general meeting and approved (i) the increase of the authorized share capital of the Company from US$50,000 divided into 4,400,000 Class A ordinary shares of par value US$0.01 each and 600,000 Class B ordinary shares of par value US$0.01 each, to US$60,000 divided into 5,400,000 Class A ordinary shares of par value US$0.01 each and 600,000 Class B ordinary shares of par value US$0.01 each, and (ii) the re-designation and re-classification of 1,000,000 of its authorized but unissued Class A ordinary shares into Class C ordinary shares such that the Company’s authorized share capital is US$60,000 divided into 4,400,000 Class A ordinary shares of par value US$0.01 each, 600,000 Class B ordinary share of par value US$0.01 each, and 1,000,000 Class C ordinary shares of par value US$0.01 each. The terms of the Class C ordinary shares are the same as Class A ordinary shares, except that holders of Class C ordinary shares are not entitled to vote.

On March 26, 2024, shareholders of the Company held an extraordinary general meeting at which (i) holders of Class A ordinary shares passed a special resolution approving the variation of the rights of each class of shares currently issued by the Company in such manner and to such extent such that each holder of Class B ordinary shares shall be entitled to exercise 100 votes for each Class B ordinary share they hold (the “Class B Variation”), (ii) all shareholders (voting as one class) passed an ordinary resolution approving the increase of the authorized share capital of the Company from US$60,000 divided into 4,400,000 Class A ordinary shares of par value US$0.01 each, 600,000 Class B ordinary shares of par value US$0.01 each, and 1,000,000 Class C ordinary shares of par value US$0.01 each, to US$760,000 divided into 64,400,000 Class A ordinary shares of par value US$0.01 each, 10,600,000 Class B ordinary shares of par value US$0.01 each, and 1,000,000 Class C ordinary shares of par value US$0.01 each (the “Share Capital Increase”), and (iii) all shareholders (voting as one class) passed a special resolution approving the Company’s adoption of amended and restated memorandum and articles of association reflecting the Class B Variation and Share Capital Increase. The Company separately received written consent from the sole holder of Class B ordinary shares to the Class B Variation on January 8, 2024.

Corporate Information

Our principal executive offices are located at Room 1207-08, No. 2488 Huandao East Road, Huli District, Xiamen City, Fujian Province, the PRC, and our phone number is +86-0592-5968169. Our registered office in the Cayman Islands is located at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, and the phone number of our registered office is +1-3459498599. We maintain a corporate website at http://cpop.cn/. The information contained in, or accessible from, our website or any other website does not constitute a part of this annual report. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under the heading “Item 3. Key Information—D. Risk Factors” in the 2024 Annual Report, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act that are incorporated herein by reference, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. See sections titled “Incorporation of Documents by Reference” and “Where You Can Find Additional Information” of this prospectus.

Because we can issue additional shares (including Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares), shareholders of our Class A Ordinary Shares may incur immediate dilution and experience further dilution.

On February 5, 2024 and March 26, 2024, our shareholders held two extraordinary general meetings, respectively, for the purpose of considering and voting upon, among other resolutions, the Class B Variation and the Share Capital Increase.

Our authorized share capital is $760,000 divided into 64,400,000 Class A Ordinary Shares of par value US$0.01 each, 10,600,000 Class B Ordinary Shares of par value US$0.01 each, and 1,000,000 Class C Ordinary Shares of par value US$0.01 each. Holders of Class A Ordinary Shares, Class B Ordinary Shares, and Class C Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 100 votes per one Class B Ordinary Share. Holders of Class C Ordinary Shares do not have the right to vote. Class A Ordinary Shares and Class C Ordinary Shares are not convertible. Class B Ordinary Shares are convertible, at the option of the holder thereof, into Class A Ordinary Shares on a one-to-one basis. The terms of the Class A Ordinary Shares, Class B Ordinary Shares, and Class C Ordinary Shares are the same, except as described above with respect to voting and conversion rights.

Our Amended and Restated Articles of Association, as amended, authorizes our board of directors to, among other things, issue additional shares or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted share units, share appreciation rights, options, or warrants to purchase our ordinary shares in the future and those share appreciation rights, options, or warrants are exercised or as the restricted share units vest, our shareholders may experience further dilution. Holders of our ordinary shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. The perceived risk of dilution may cause our shareholders to sell their shares, which may cause a decline in our share price. Moreover, the perceived risk of dilution and the resulting downward pressure on our share price could encourage investors to engage in short sales of our shares. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our shares.

The sale of our Class A Ordinary Shares could encourage short sales by third parties, which could contribute to the future decline of our shares price.

We have issued an aggregate of 12,500,000 Class A Ordinary Shares in connection with our fund-raising transactions and asset acquisition since March 2024. In many circumstances, large issuances of equity for companies have the potential to cause a significant downward pressure on the price of ordinary shares. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased share issuance. Such an event could place further downward pressure on the price of our Class A Ordinary Shares. Regardless of our activities, the opportunity exists for short sellers and others to contribute to the future decline of our share price. If there are significant short sales of our Class A Ordinary Shares, the price decline that would result from our acquisition activities will cause the share price to decline more, which may cause other shareholders of our Class A Ordinary Shares to sell their shares, thereby contributing to sales of Class A Ordinary Shares in the market. If there are many more of our Class A Ordinary Shares on the market for sale than the market will absorb, the price of our common shares will likely decline.

OFFER STATISTICS AND EXPECTED TIMETABLE

The Selling Shareholders may from time to time, offer and sell any or all of their Class A Ordinary Shares covered by this prospectus in one or more offerings. The Class A Ordinary Shares offered under this prospectus may be offered in amounts, at prices, and on terms to be determined at the time of sale. We will keep the registration statement of which this prospectus is a part effective until such time as all of the Class A Ordinary Shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization:

●	on an actual basis as of June 30, 2024; and

●	on a pro forma basis, giving effect to the August 2024 PIPE (as defined below).

The pro forma amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of June 30, 2024
	Actual		Pro Forma
	$		$
Shareholders’ Equity:
Class A Ordinary Shares, $0.01 par value, 64,400,000 shares authorized, 3,362,733 and 13,362,733 shares issued and outstanding, actual and pro forma, respectively; Class B Ordinary Shares, $0.01 par value, 10,600,000 shares authorized, 576,308 shares issued and outstanding, actual and pro forma		39,390		139,390
Subscription receivable		(15,441)		(15,441)
Additional paid-in capital		42,459,143		52,359,143
Statutory reserve		1,538,443		1,538,443
Accumulated deficit		(27,006,989)		(27,006,989)
Accumulated other comprehensive loss		(1,705,614)		(1,705,614)
Total Shareholders’ Equity		15,308,932		25,308,932
Total Indebtedness		6,202,257		6,202,257
Total Capitalization		21,511,189		31,511,189

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of our Class A Ordinary Shares by the Selling Shareholders. We have agreed to pay all expenses relating to registering the Class A Ordinary Shares covered by this prospectus. The Selling Shareholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the Class A Ordinary Shares covered hereby.

DESCRIPTION OF SHARE CAPITAL

Information relating to our share capital and certain provisions of our Amended and Restated Memorandum and Articles of Association is incorporated by reference from our 2024 Annual Report, under the caption “Item 10, Additional Information—B. Memorandum and Articles of Association.” Such information does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Memorandum and Articles of Association and applicable provisions of the laws of the Cayman Islands.

See “Where You Can Find More Information” elsewhere in this prospectus for information on where you can obtain copies of our Amended and Restated Memorandum and Articles of Association, which have been filed with and are publicly available from the SEC.

SELLING SHAREHOLDERS

This prospectus covers the resale of all of the shares issued in the August 2024 PIPE, as specified in the table below. The transactions through which each of the selling shareholders received their shares are described as below. We will not receive any of the proceeds from the sale of Class A Ordinary Shares by the Selling Shareholders. Except for the ownership of the Class A Ordinary Shares, the Selling Shareholders have not had any material relationship with us within the past three years.

March 2024 Shelf Takedown

On March 19, 2024, the Company entered into a series of subscription agreements (collectively, the “March 2024 Subscription Agreements”) with three purchasers, each an unrelated third party to the Company (collectively, the “Shelf Takedown Purchasers,” see the table below). Pursuant to the March 2024 Subscription Agreements, the Shelf Takedown Purchasers agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Shelf Takedown Purchasers, an aggregate of 1,500,000 Class A Ordinary Shares (the “Shelf Takedown Shares”), at a purchase price of $2.86 per share, and for an aggregate purchase price of $4,290,000 (the “Shelf Takedown”). The Shelf Takedown Shares were offered under the Company’s registration statement on Form F-3 (File No. 333-266130), initially filed with the SEC on July 14, 2022 and declared effective on November 18, 2022 (the “Shelf F-3 Registration Statement”). A prospectus supplement to the Shelf F-3 Registration Statement in connection with the Shelf Takedown was filed with the SEC on March 19, 2024. The March 2024 Subscription Agreements, the transactions contemplated thereby, and the issuance of the Shelf Takedown Shares were approved by the Company’s board of directors. The closing of the transactions contemplated by the March 2024 Subscription Agreements took place on March 21, 2024. These transactions are collectively referred to as the “March 2024 Shelf Takedown.”

Purchaser	Number of Class A Ordinary Shares	Consideration
Hongmei Zhang	500,000	$1,430,000
Xiaoyan Chen	500,000	$1,430,000
Caisen Su	500,000	$1,430,000

Acquisition of Yi Caishen

On May 29, 2024, the Company, through its wholly owned subsidiary Pop Culture HK, entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Shaorong Zheng, a former shareholder of Yi Caishen (Xiamen) Trading Co., Ltd., a limited liability company incorporated in China (“Yi Caishen”), with respect to the Yi Caishen. Pursuant to the Stock Purchase Agreement, Pop Culture HK agreed to acquire 98% of the equity interests in Yi Caishen from Shaorong Zheng. In consideration of the sale of Yi Caishen, on July 11, 2024, the Company issued to Shaorong Zheng 1,000,000 Class A Ordinary Shares with an aggregate value of $1,100,000. This transaction is referred to as “Acquisition of Yi Caishen.”

August 2024 PIPE

On August 6, 2024, the Company, entered into certain subscription agreements (the “August 2024 Subscription Agreements”) with 12 subscribers (the “Subscribers,” see the table below). Pursuant to the August 2024 Subscription Agreements and in reliance on Rule 902 of Regulation S, on August 23, 2024, the Company sold, and the Subscribers purchased an aggregate of 10,000,000 Class A Ordinary Shares at a price of $1.00 per Class A Ordinary Share. This transaction is referred to as the “August 2024 PIPE.”

Purchaser	Number of Class A Ordinary Shares	Consideration
HK LONGREN NUMBER MEDIA LIMITED	1,500,000	$1,500,000
HK WEIYI CULTURE MEDIA LIMITED	1,500,000	$1,500,000
SAM WAIHONG	500,000	$500,000
XIAOYAN CHEN	500,000	$500,000
CAISEN SU	500,000	$500,000
HONGMEI ZHANG	500,000	$500,000
NEW RISE INTERNATIONAL LIMITED (立伟国际有限公司)	1,000,000	$1,000,000
BOFENG HOLDINGS LIMITED	1,000,000	$1,000,000
RONGHUA XIAO	200,000	$200,000
JUE CHEN	1,000,000	$1,000,000
XINGPING LUO	400,000	$400,000
SHAORONG ZHENG	1,400,000	$1,400,000

The following table sets forth (a) the name and position or positions with the Company of each Selling Shareholder; (b) the number of Class A Ordinary Shares held by each Selling Shareholder as of the date of this prospectus; (c) the number of Class A Ordinary Shares that each Selling Shareholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Shareholder has a present intention to do so; and (d) the number of Class A Ordinary Shares to be beneficially owned by each Selling Shareholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming no other change in ownership of Class A Ordinary Shares by such Selling Shareholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

		Principal Position with the	Shares Owned Prior to Resale(1)		Number of Shares Offered for	Shares Beneficially Owned after Resale
Selling Shareholders(2)	Address	Company	Number	Percent	Resale	Number	Percent
HK LONGREN NUMBER MEDIA LIMITED	No. 560, Qiaoying Road, Jimei District, Xiamen City, Fujian Province, China	Not applicable	1,500,000	10.4%	1,500,000	—	—%
HK WEIYI CULTURE MEDIA LIMITED	Room 1901, No. 41, Lianxing Road, Siming District, Xiamen City, Fujian Province, China	Not applicable	1,500,000	10.4%	1,500,000	—	—%
SAM WAIHONG	RAMPA DOS CAVALEIROS EDF. SUNYICK GARDEN,26-ANDAR-G, Macao	Not applicable	500,000	3.5%	500,000	—	—%
XIAOYAN CHEN	Room 2604, No.4 Riyuansanli, Huli District, Xiamen City, Fujian Province, China	Not applicable	500,000	3.5%	500,000	—	—%
CAISEN SU	No. 19 Xinggou, Yumei Village, Changkeng Township, Anxi County, Quanzhou City, Fujian Province, China	Not applicable	500,000	3.5%	500,000	—	—%
HONGMEI ZHANG	Room 903, No.9, Huizhanbeili, Siming District, Xiamen City, Fujian Province, China	Not applicable	500,000	3.5%	500,000	—	—%
NEW RISE INTERNATIONAL LIMITED	SIU YING COMMERCIAL BUILDING 151-155 QUEEN’S ROAD CENTRAL HK	Not applicable	1,000,000	7.0%	1,000,000	—	—%
BOFENG HOLDINGS LIMITED	OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands	Not applicable	1,000,000	7.0%	1,000,000	—	—%
RONGHUA XIAO	501, No.23 Jiabin Li, Siming District, Xiamen City, Fujian Province, China, 361000	Not applicable	200,000	1.4%	200,000	—	—%
JUE CHEN	No.41 Cihou Road, Jimei District, Xiamen City, Fujian Province, China, 361000	Not applicable	1,000,000	7.0%	1,000,000	—	—%
XINGPING LUO	Room 905, NO.21 Gongyuan South Road, Siming District, Xiamen City, Fujian Province, China, 361000	Not applicable	400,000	2.8%	400,000	—	—%
SHAORONG ZHENG	Room 1104, No. 223, Lehaibeili, Jimei District, Xiamen City, Fujian Province, People’s Republic of China	Not applicable	2,400,000	16.7%	1,400,000	1,000,000	7.0%

(1)	Percentage is computed with reference to 14,362,733 Class A Ordinary Shares issued and outstanding as of December 4, 2024 and assumes for each Selling Shareholder the sale of all shares offered by that particular Selling Shareholder under this prospectus. In computing the percentage ownership of each Selling Shareholder, shares that such Selling Shareholder has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security, after the date of this prospectus, are included.

(2)	HK LONGREN NUMBER MEDIA LIMITED, HK WEIYI CULTURE MEDIA LIMITED, SAM WAIHONG, NEW RISE INTERNATIONAL LIMITED (立伟国际有限公司), BOFENG HOLDINGS LIMITED, RONGHUA XIAO, JUE CHEN, and XINGPING LUO acquired all the shares they own as of the date of this prospectus through the August 2024 PIPE. SHAORONG ZHENG acquired the shares he owned as of the date of this prospectus through the Acquisition of Yi Caishen and the August 2024 PIPE. XIAOYAN CHEN, CAISEN SU, and HONGMEI ZHANG acquired the shares they own as of the date of this prospectus through the March 2024 Shelf Takedown and the August 2024 PIPE.

The Company may supplement this prospectus from time to time as required by the rules of the SEC to include certain information concerning the security ownership of the Selling Shareholders or any new selling shareholders, the number of securities offered for resale and the position, office, or other material relationship which a Selling Shareholder has had within the past three years with the Company or any of its predecessors or affiliates.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Shareholders” means and includes:

●	the persons identified in the table above as the Selling Shareholders; and

●	any of the donees, pledgees, distributees, transferees, or other successors in interest of those persons referenced above who may: (a) receive any of the Class A Ordinary Shares offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The Class A Ordinary Shares offered by this prospectus may be sold from time to time directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer such shares through underwriters, brokers, dealers, agents, or other intermediaries. The Selling Shareholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Class A Ordinary Shares offered hereby. The distribution of the Class A Ordinary Shares by the Selling Shareholders may be effected: in one or more transactions that may take place on the Nasdaq Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Shareholders, or through market makers, dealers, or underwriters acting as principals who may resell these shares on the Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with sales of our Class A Ordinary Shares.

The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of our Class A Ordinary Shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into options or other transactions with broker-dealers which require the delivery to the broker-dealer of our Class A Ordinary Shares. The broker-dealer may then resell or otherwise transfer such Class A Ordinary Shares pursuant to this prospectus.

The Selling Shareholders may also lend or pledge our Class A Ordinary Shares to a broker-dealer. The broker-dealer may sell the Class A Ordinary Shares so lent, or upon a default the broker-dealer may sell the pledged Class A Ordinary Shares pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Shareholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of the Class A Ordinary Shares by the Selling Shareholders.

Although the Class A Ordinary Shares covered by this prospectus are not currently being underwritten, the Selling Shareholders or their underwriters, brokers, dealers, or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of the Class A Ordinary Shares may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Class A Ordinary Shares offered hereby may not simultaneously engage in market making activities with respect to the Class A Ordinary Shares for a period of up to five days preceding such distribution. The Selling Shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales by the Selling Shareholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Class A Ordinary Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Class A Ordinary Shares may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses, and fees in connection with the registration of the Class A Ordinary Shares offered hereby. The Selling Shareholders, however, will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the Class A Ordinary Shares offered pursuant to this prospectus.

There can be no assurance that the Selling Shareholders will sell any or all of the securities offered by them hereby.

TAXATION

Material income tax consequences relating to the purchase, ownership, and disposition of the securities offered by this prospectus are set forth in “Item 10. Additional Information—E. Taxation” in the 2024 Annual Report, which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act that are incorporated by reference and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus.

EXPENSES

The following table sets forth the aggregate expenses in connection with this offering, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee		$1,714.72
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing expenses	$	*
Miscellaneous expenses	$	*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a report of foreign private issuer on Form 6-K that is incorporated by reference into this prospectus. Estimated solely for this item. Actual expenses may vary.

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this prospectus. See “Incorporation of Documents by Reference” below.

MATERIAL CHANGES

Except as otherwise described in the 2024 Annual Report, in our reports of foreign issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or the applicable prospectus supplement, no reportable material changes have occurred since June 30, 2024.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters of U.S. federal securities and New York State law. The validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier (Cayman) LLP (“Ogier”), our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by AllBright. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements for the fiscal years ended June 30, 2024, 2023, and 2022 incorporated herein by reference have been so incorporated in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of WWC, P.C. is located at 010 Pioneer Court, San Mateo, CA 94403.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents:

(1)	our annual report on Form 20-F for the fiscal year ended June 30, 2024, filed with the SEC on November 15, 2024;

(2)	the description of our Class A Ordinary Shares contained in our registration statement on Form 8-A, filed with the SEC on June 25, 2021, and any amendment or report filed for the purpose of updating such description;

(3)	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

(4)	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

The 2024 Annual Report contains a description of our business and audited consolidated financial statements with reports by our independent auditors. These statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents, unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Pop Culture Group Co., Ltd

Room 1207-08, No. 2488 Huandao East Road

Huli District, Xiamen City, Fujian Province

The People’s Republic of China

+ 86-0592-5968169

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic or current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue in the federal courts of the United States.

Substantially all of the assets of the PRC operating entities are located in the PRC. In addition, all of our officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier, our counsel with respect to the laws of the Cayman Islands, has advised us that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us, judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States. The courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

AllBright has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. Courts in the PRC may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between the PRC and the United States for the mutual recognition and enforcement of court judgments. AllBright has further advised us that under PRC laws and regulations, courts in the PRC will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC laws and regulations or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in the PRC difficult.

Pop Culture Group Co., Ltd

10,000,000 Class A Ordinary Shares Offered by Selling Shareholders

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our articles of association provide that we will indemnify every director, secretary, assistant secretary, or other officer for the time being and from time to time of our Company (but not including our auditors) and the personal representatives of the same and from: (a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such person, other than by reason of such person’s own dishonesty, willful default, or fraud, in or about the conduct of our business or affairs or in the execution or discharge of that person’s duties, powers, authorities, or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court, whether in the Cayman Islands or elsewhere.

We have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Item 9. Exhibits

Exhibit No.	Description
4.1	Specimen Certificate for Class A Ordinary Shares (incorporated by reference to Exhibit 2.1 of our Annual Report on Form 20-F (File No. 001-40543), filed with the SEC on November 15, 2024)
5.1*	Opinion of Ogier (Cayman) LLP
23.1*	Consent of WWC, P.C.
23.2*	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1)
23.3*	Consent of AllBright Law Offices (Xiamen)
107*	Filing Fee Table

*	Filed herewith.

Item 10 Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Xiamen, China, on December 4, 2024.

Pop Culture Group Co., Ltd

By:	/s/ Zhuoqin Huang
Zhuoqin Huang
Chief Executive Officer, Director, and Chairman of the Board of Directors
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Zhuoqin Huang	Chief Executive Officer, Director, and Chairman of the Board of Directors	December 4, 2024
Zhuoqin Huang	(Principal Executive Officer)

/s/ Yunzhu Chen	Chief Financial Officer	December 4, 2024
Yunzhu Chen	(Principal Accounting and Financial Officer)

/s/ Wenjuan Qiu	Vice President and Director	December 4, 2024
Wenjuan Qiu

/s/ Azhen Lin	Independent Director	December 4, 2024
Azhen Lin

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Pop Culture Group Co., Ltd, has signed this registration statement thereto in New York, NY on December 4, 2024.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.